Exhibit 10.32
SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT ("Agreement”) is between Gail Boudreaux ("I," “me” or “my”) and United HealthCare Services, Inc. ("Employer"). Employer and I agree:

1.     Separation. My employment with Employer will terminate on February 27, 2015 (the “Separation Date”) unless terminated earlier as provided for in Sections 3.B.iii. or 3.B.iv of the Employment Agreement dated August 8, 2011 between Employer and me (“Employment Agreement”). For the avoidance of doubt, Sections 3.B.ii., 3.B.v. and 4 of the Employment Agreement are hereby deleted and of no further force and effect, except as set forth in Paragraph 14 below. Effective November 3, 2014, I will provide transitional assistance along with any other executive-level responsibilities that are assigned to me from time-to-time and will devote my business time and energy to the faithful and diligent performance of such duties; provided that prior to the Separation Date I shall not accept or agree to any other employment arrangement of any kind that has an effective commencement date prior to the Separation Date. During the period of my continued employment, I shall be paid bi-weekly salary at the same annualized rate of pay currently in place, and shall remain eligible for the employee benefits set forth in Section 2.D. and 2.E. of the Employment Agreement in accordance with their terms. I will remain eligible to participate in Employer’s annual incentive compensation plan for calendar year 2014 and will receive a payout at the same payment ratio of 2014 base salary as the Chief Executive Officer of Optum (as of November 1, 2014) and the Chief Financial Officer of UnitedHealth Group (as of November 1, 2014) . I agree that I will not receive a payout under Employer’s long term incentive compensation plan.

2.    Separation Payments and Benefits. Unless my employment is terminated as provided for in my Employment Agreement, including, without limitation, due to my death or disability or if I resign for any reason prior to the Separation Date, and subject to my continued compliance with Section 5, Employer will provide me with the following Separation Payments and Benefits, less applicable tax withholdings and deductions, subject to my execution and delivery of (i) this Agreement and (ii) an additional release of claims not materially different from Section 3 below (the “Additional Release”) to be provided to me by Employer effective as of the Separation Date, which Additional Release shall be subject to the same review and revocation periods set forth in Sections 10 and 11 of this Agreement; provided, that I will not be entitled to the Severance Benefits unless I execute and deliver the Additional Release and the Additional Release becomes irrevocable within such review and revocation periods:

A. An amount equal to (1) $1,800,000, which represents two times my base salary, plus (2) an amount equal to two times the average of the last two years of my annual bonus incentive payments paid to me for 2013 and 2014 (excluding equity-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments). This amount will be paid to me over 52 pay periods at the same time and in the same manner as the regular employee payroll, beginning on the first payroll date that occurs after the end of the six-month period following the Separation Date. The first payment will include those payments that would otherwise have been paid during the period following the Separation Date.

B.	$12,000, which represents an amount to offset costs of COBRA. This amount will be paid on the first payroll date that occurs after the end of the six-month period following the Separation Date.

C. Post separation COBRA continuation eligibility and post-COBRA health care coverage as available and described in Section 2.E. of my Employment Agreement.

D. Outplacement services at the level provided to similarly situated employees selected by Employer, or through an outplacement firm selected by me (up to a maximum expenditure of $20,000).

I acknowledge that in order to comply with Internal Revenue Code Section 409A, due to my status as a "specified employee" at the time of my employment termination, no payments will be made to me under this Agreement until the first pay period that occurs after the end of the six-month period following the Separation Date. The payments otherwise due to me during that first six-month period will be paid to me in a lump sum.

The compensation and Severance Benefits in this Agreement are in lieu of any compensation, payments or benefits of any kind to which I otherwise might be entitled to under my Employment Agreement or severance plan or program.

3.    Release. I release the following parties from all claims I may have, known or unknown, against them:

•	Employer;

•	Employer's parent, subsidiary and affiliated companies;

•	Employer's predecessors; and

•	All of the above companies' agents, directors, officers, employees, representatives, shareholders, successors and assigns.

My release of claims includes all claims related to my employment with Employer or the termination of my employment. For example, my release includes claims based on:

•
Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act; the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; and the National Labor Relations Act;

•	Any state statute, including discrimination and whistleblower statutes;

•	Any ordinance;

•	Any express or implied contract, including the Employment Agreement dated August 8, 2011 between Employer and me;

•	Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

•	Negligence; or

•	Any other legal theory.

My release also waives my right to begin or continue any complaint under Employer’s Internal Dispute Resolution (IDR) policy. I affirm that I have not filed, and that I will not file, any claim released in this Agreement against Employer, and that I have not assigned any claim release in this Agreement to anyone else.

My release does not: (i) affect my right to obtain any vested and nonforfeitable balance in my accounts under any retirement plan; (ii) preclude me from exercising any conversion or continuation coverage rights I may have under Employer’s welfare benefit plans, including, without limitation, my right to elect, at my sole expense, an individual pre-65 medical policy in accordance with Section 2.E. of my Employment Agreement; (iii) waive my right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning my employment, although my release does waive my right to receive any individual remedy, including monetary damages in connection with any charge; (iv) waive rights to indemnification that I may have pursuant to applicable law or insurance of Employer or its affiliates, it being understood and agreed that this Agreement shall not create or expand upon any such rights (if any) to indemnification; (v) affect my right to applicable unemployment insurance or workers compensation benefits to which I may be entitled; or (vi) any claims which may arise after the Separation Date, including claims to enforce this Agreement..

4.     Cooperation and Assistance. I agree that I will cooperate (i) with Employer in the investigation, prosecution or defense of any potential claims or concerns regarding Employer’s or any affiliates’ business about which I have relevant knowledge, including by providing truthful information and testimony as reasonably requested by Employer, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning Employer or its affiliates. Employer will reimburse me for any reasonable travel and out-of-pocket expenses I incur in providing such cooperation. Employer and I reaffirm the remaining terms of Paragraph 5.E. of my Employment Agreement.

5.    Section 5 of Employment Agreement. Section 5 of my Employment Agreement, "Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants," continues in full force and effect and nothing in this Agreement is intended to or does supersede the terms in that Section 5. I reaffirm my agreement to comply with my obligations under that Section. In addition, Employer agrees that UnitedHealth Group’s Board of Directors (as of November 1, 2014) and Named Executive Officers (as defined in Employer’s SEC filings as of November 1, 2014) will not criticize or make any negative comments or otherwise disparage me, whether orally, in writing or otherwise, directly or by implication, to any person or entity.

6.    Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights. Except as specifically provided by the terms of this Agreement, nothing in this Agreement is intended to or does supersede or otherwise affect the terms of any agreement or certificate relating to an award of stock options, restricted stock, restricted stock units or stock appreciation rights. My rights and obligations under any such agreement or certificate, including but not limited to any Restrictive Covenants, remain in full force and effect according to their terms.

7.    Reference. I will direct all inquiries regarding my employment to Stephen Hemsley while he serves as Chief Executive Officer of Employer.

8.     Disclosure. I have reviewed Employer’s Code of Conduct and I understand my obligations to Employer under the Code of Conduct. I agree that I have been given an adequate opportunity to advise Employer, and that I have fully and truthfully advised Employer, of any facts that I am aware of that constitute or might constitute a violation of the Code of Conduct, any other Employer policies, or any ethical, legal or contractual standards or obligations of Employer or its affiliates. If I learn of such facts in the future, I agree to report them to Employer by contacting Employer’s Compliance HelpLine at 1-800-455-4521.

9.    Confidentiality of Agreement. I will keep this Agreement confidential and will not disclose its terms to anyone except my immediate family, legal counsel, and financial or tax advisor, provided these individuals agree to be bound by the terms of this confidentiality provision, and as required by law.

10.    Judicial Modification and Severability. If any of this Agreement's provisions is determined to be unenforceable, I agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

11.     Period to Consider Signing Agreement. I have 21 days to consider whether to sign this Agreement.

12.    Revocation Period. I may revoke this Agreement up to 15 days after I sign it. To be effective, my revocation must be: (i) in writing; (ii) sent to Debra Berns, UnitedHealth Group 9900 Bren Road East, MN008-T700, Minnetonka, MN 55343 and (iii) sent within the 15-day period in a manner that provides proof it was sent (e.g., postmarked within the 15-day period).

13.     Consulting an Attorney. I understand that Employer advises me to consult with an attorney prior to signing this Agreement, but that any legal consultation is at my own expense. I agree that I have had an adequate opportunity to consult with an attorney, I have read and understand this Agreement, and I am voluntarily signing this Agreement.

14.     Internal Revenue Code Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”). This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall Employer or any of its affiliates be liable for any tax, interest or penalties that may be imposed on me under Section 409A. Neither Employer nor any of its affiliates have any obligation to indemnify or otherwise hold me harmless from any such taxes, interest or penalties, or liability for any damages related thereto. The terms of Paragraph 6.H. of my Employment Agreement relating to Section 409A shall remain in effect.

15.    Non-Admission. Nothing in this Agreement is intended to be an admission by Employer that it has violated any law or engaged in any wrongdoing.

16.    Governing Law. This Agreement is governed by Minnesota law.

17.    Entire Agreement. This Agreement and any other documents referenced in it are the entire agreement between Employer and me regarding my employment termination. To the extent there is a conflict, this Agreement shall apply. I agree that this Agreement may only be changed by a written amendment signed by both Employer and me. Any changes to this Agreement after it was first presented to me, whether material or immaterial, do not restart the decision period described in the Section entitled “Period to Consider Signing Agreement.”

18.     Electronic Transmission/Counterparts. The executed version of this Agreement may be delivered by facsimile or email, and upon receipt, such transmission shall be deemed delivery of an original. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one document.

19. Assignment. In the event I die before payment of all amounts described in this Agreement are made and I have otherwise complied with the terms of this Agreement, then Employer agrees to pay such unpaid amounts to my estate.

11/3/2014	/s/ Gail Koziara Boudreaux
Date	Employee Signature
Employee ID #__________________

UNITED HEALTHCARE SERVICES, INC.
11/9/2014	/s/ Stephen J. Hemsley
Date	By: Stephen J. Hemsley
Title: President and Chief Executive Officer